UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2008

RAINIER PACIFIC FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	000-50362	87-0700148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1498 Pacific Avenue, Tacoma, Washington	98402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (253) 926-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers Compensatory Arrangements of Certain Officers.

On October 21, 2008, Bruce W. Valentine was elected by the Board of Directors of Rainier Pacific Financial Group, Inc. (the “Company”) and its wholly-owned subsidiary Rainier Pacific Savings Bank (“Bank”) to serve on their respective Boards of Directors.  Mr. Valentine will fill the vacancy created by the death of Director Robert H. Combs in June 2008 and will stand for election at the Company’s next Annual Meeting of Shareholders.

Mr. Valentine is a founding principal of Neil Walter Company, a commercial real estate services company, and has over 20 years experience in the Pierce County, Washington real estate market.  He earned his Bachelor of Arts Degree in Economics from the University of Puget Sound and has experience in real estate development, investment, brokerage, and management services; as well as real estate finance, economics, and marketing.  It is expected that Mr. Valentine will serve on one or more committees of the Company’s or Bank’s Boards of Directors; however, as of the date of the filing of this report, it has not been determined on which committee(s) he will serve.

There are no family relationships between Mr. Valentine and any director or other executive officer of the Company or the Bank, and he was not appointed as a director pursuant to any arrangement or understanding with any person.  Mr. Valentine and his company have provided real estate brokerage and property management services to the Company and the Bank, but the services provided during the Company’s last fiscal year are not a “related party” transaction with the Company as described in Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAINIER PACIFIC FINANCIAL GROUP, INC.

Date: October 22, 2008	/s/John A. Hall
John A. Hall
President and Chief Executive Officer
(Principal Executive Officer)

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